Exhibit 10.3

20 September 2015

Dear Roeland

Proposed annual long term incentive and sign on equity
The purpose of this letter is to set out the Company’s offer for an initial incentive award and annual incentive awards under Belmond Ltd.’s 2009 Long Term Incentive Plan (“LTI plan”) which shall take effect should you be appointed as CEO and President. This letter is intended to be contractually binding.
Terms defined in this letter have the same meaning as in your employment agreement (“Employment Agreement”) unless otherwise stated.

1.	Initial incentive award
You would be entitled to receive an initial award of 75,000 deferred class A common shares, vesting in three tranches. The first tranche would vest on 31 December 2016 and would be the proportion of the award which can be found by expressing the period between your appointment and 31 December 2016 as a fraction of the period between your appointment and 31 December 2018. The balance of the award would vest in two equal tranches on each of 31 December 2017 and 31 December 2018. The award would vest irrespective of whether you remain employed on the vesting date or whether notice of termination of employment has been served unless your employment was terminated (or notice was served) for cause in accordance with clause 19.10 of your Employment Agreement (“Cause”) or you resigned (or served notice of your resignation) other than for a Good Reason.

2.	2015 annual incentive award
Your annual incentive award under the LTI plan would befor options granted over 96,165 class A common shares at an exercise price of $13.75 per share, which was calculated on the basis of an award equal to 150% of your base salary and for 2015 you would receive a pro-rated award entirely in stock options over class A common shares. The exercise price per share is struck at 25% above the closing price of the shares on 18 September 2015 and the award would vest pro rata annually over 4 years from that date.

If your employment terminates prior to the Expiry Date, your stock options would lapse in their entirety unless your employment terminates prior to the Expiry Date for a reason specified in clause 6(b) (A) to (E) in the stock option agreement (which would be in accordance with the Company’s pro forma stock option grant (a copy of which is attached to this letter)), in which case the stock options would remain in force and vest on your termination date. Provided you are still employed by the Company up to the Expiry Date, all unvested awards at the Expiry Date would remain in force and continue to vest in accordance with their terms, notwithstanding the subsequent termination of your employment as a result of the conclusion of the term of the Agreement.

3.	Subsequent annual incentive awards for 2016, 2017 and 2018

•	As stated, your annual incentive award under the LTI plan for 2016, 2017 and 2018 would be 150% of your base salary at the time of award (“Relevant Base Salary”).

•
Provided you are employed by the Company up to the Expiry Date, all unvested awards at the Expiry Date would remain in force and continue to vest in accordance with their terms, notwithstanding the subsequent termination of your employment.

•	If your employment terminates prior to the Expiry Date:

•	your deferred or restricted share awards and stock options would lapse in their entirety unless your employment terminates prior to the Expiry Date for an Early Vesting Event (as defined in the award agreement (which would be in accordance with the Company’s pro forma award agreement (a copy of which is attached to this letter))), in which case the deferred or restricted share awards or stock options would remain in force and vest on your termination date; and

•
your performance share awards would lapse in their entirety unless (a) your employment terminates for an Early Vesting Event (as defined in the award agreement (which would be in accordance with the Company’s pro forma award agreement)), in which case your performance share awards would remain in force and vest on your termination date to the extent that the performance conditions were satisfied or (b) your employment was terminated without Cause or you resigned for Good Reason, in which case, your performance share awards would remain in force and continue to vest to the extent that the performance conditions were satisfied and in accordance with their terms, notwithstanding the termination of your employment.

•
If your employment is terminated for Cause, all your unvested awards and options would lapse but you would retain your vested awards and options (notwithstanding, in the case of your vested stock options, that your employment may have terminated for misconduct impropriety or inefficiency) but subject always to any clawback obligations referred to in paragraph 8 below.

•
For 2016 the LTI plan structure would be as follows: LTI Equity Component Mix: 50% performance shares, 30% restricted or deferred shares, and 20% stock options. By way of example for 2016 an award equal to 75% of your Relevant Base Salary would be made in the form of performance shares; an award equal to 45% of your Relevant Base Salary would be made in the form of restricted or deferred shares and an award equal to 30% of your Relevant Base Salary would be made in the form of stock options. For the avoidance of doubt the 30% restricted or deferred share award will not be subject to any performance conditions.

•
Performance shares would be granted annually and would be earned upon the degree of achievement versus 3-year forward EBITDA goals approved by the Compensation Committee of Belmond Ltd. (“Committee”) (or a subsequent alternative financial goal(s) selected by the Committee) on a three year cliff vesting basis.

	Threshold	Target	Maximum
EBITDA Actual v Target	90%	100%	125%
% of Target Bonus Earned	40%	100%	200%

•	Restricted or deferred shares would be granted annually, each grant vesting 25% annually over 4 years.

•	Stock options would be granted annually, each grant vesting 25% annually over 4 years.

•
Stock options will not be subject to any performance conditions save performance conditions mutually agreed between you and the Committee provided that stock options struck at a premium to market value shall not be deemed to be subject to performance conditions for these purposes.

4.
The above awards would be granted subject to the rules of the LTI plan in force from time to time and in accordance with Belmond Ltd.’s policy on allocation of equity instruments for LTI plan awards in force at the time of the relevant grant.

5.
You understand and acknowledge that the Committee has full discretion to modify the LTI plan each year and to reduce or vary your on-going participation in the LTI plan (and any similar or replacement plans) for 2017 and following years without compensation, provided that (a) the percentage of target performance shares earned upon achieving the target EBITDA as set out in paragraph 3 of this letter (or a subsequent alternative financial metric(s) selected by the Committee) may not be decreased; and (b) the aggregate value of your LTI plan awards each year shall not be less than 150% of your Relevant Base Salary, unless in either case you consent.

6.
You further understand and acknowledge that the Committee has full discretion to modify, amend or replace the LTI plan and/or the policies thereunder provided that to the extent that any such modification, replacement or discontinuance is adverse to you (as opposed to beneficial to others) you shall be treated no less favourably than any other member of the executive team measured by reference to your overall compensation package.

7.
The Company shall interpret the forfeiture provisions in Rule 9 of the LTI plan so that the only forfeiture provisions that would apply to your awards would be the clawback provisions referred to in paragraph 8 below or any provisions required by law or regulation whether now or in the future.

8.
You also understand and acknowledge that you would be subject to the clawback regulations of the U.S. Securities Exchange Commission and the New York Stock Exchange, as well as any such clawback policies currently in place or subsequently instituted by the Company or the Belmond Group with respect to the LTI plan as required by law or regulation.

9.	Any unvested awards will vest prior to or concurrently with a Change in Control (as defined under the LTI plan).

10.
The initial incentive award and your 2015 annual incentive award will be granted as soon as practicable after you commence employment and all other awards shall be granted shortly after the first quarter meeting of the Board of Directors of Belmond Ltd., when such awards are approved after the commencement of the relevant financial year.

11.	Where the terms of this letter differ from the terms of the proforma award agreements attached to this letter, the terms of this letter will take precedence.

12.
This letter is governed by and shall be construed in accordance with the laws of England. Non-contractual obligations (if any) arising out of or in connection with this letter (including its formation) shall also be governed by the laws of England provided that, in accordance with the rules of the Plan, the validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any award documents shall be determined in accordance with the laws of the Islands of Bermuda.

13.
The Parties submit to the exclusive jurisdiction of the courts of England and Wales as regards any claim, dispute or matter (whether contractual or non-contractual) arising out of or in connection with this letter.

Yours sincerely
/s/ Martin O’Grady
For and on behalf of Belmond (UK) Ltd